Exhibit 99




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                   P R E S S   R E L E A S E

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RELEASE DATE:                           CONTACT:
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April 18, 2006                          CHARLES P. EVANOSKI
                                        GROUP SENIOR VICE PRESIDENT
                                        CHIEF FINANCIAL OFFICER
                                        (724) 758-5584


                     FOR IMMEDIATE RELEASE
                     ---------------------

              ESB FINANCIAL CORPORATION ANNOUNCES
                    FIRST QUARTER EARNINGS


Ellwood City, Pennsylvania, April 18, 2006 - ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings of $0.22 per diluted share on net income of $2.8 million for the quarter ended March 31, 2006, compared to earnings of $0.24 per diluted share on net income of $2.9 million for the quarter ended March 31, 2005. The Company's annualized return on average assets and average equity were 0.60% and 8.88%, respectively, for the quarter ended March 31, 2006.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, "The interest rate environment and the inversion of the yield curve continued to offer challenges to the financial services industry in the first quarter of 2006. The Company's earnings are consistent with management's expectations of operating within this rate environment. The Company remains focused on improving net interest and noninterest income, while pursuing strategies to grow and provide a sound investment return to our shareholders."

Net income for the first quarter of 2006, as compared to the first quarter of 2005, decreased slightly by $66,000 due to an increase of $373,000 in noninterest expense partially offset by increases to net interest income after provision for (recovery of) loan losses and noninterest income of $124,000 and $68,000 and a decrease in provision for income taxes of $115,000. The increase in noninterest expense resulted primarily from increases to compensation and employee benefits of $317,000. This increase is primarily related to the employees added as a result of the acquisition of PHSB Financial Corporation (PHSB) on February 11, 2005. The increase to net interest income after the provision for (recovery of) loan losses was primarily the result of increases in interest income of $4.7 million, partially offset by increases in interest expense and provision for loan losses of $4.4 million and $209,000, respectively. The increase in non interest income was primarily the result of an increase in fees and service charges of $215,000, partially offset by decreases in income from real estate joint ventures and other income of $62,000 and $96,000, respectively. The increase in fees and service charges is partially related to the acquisition of PHSB. PHSB's operations were included in the Company's results of operations for a partial quarter in 2005.



Press Release
Page 2 of 3
April 18, 2006

The Company's total assets increased by $16.9 million, or 0.91%, during the quarter to $1.9 billion at March 31, 2006. This increase resulted primarily from increases to securities available for sale of $12.9 million, or 1.2%, to $1.1 billion and loans receivable of $12.1 million, or 2.2%, to $552.4 million. The Company's total liabilities increased by $21.5 million, or 1.2%, to $1.7 billion at March 31, 2006. This increase in total liabilities was primarily the result of an increase in borrowed funds of $37.5 million, or 4.3%, to $906.7 million, partially offset by a decrease to deposits of $14.9 million, or 1.8%, to $819.6 million. Total stockholders' equity decreased $4.6 million, or 3.6%, to $122.3 million at March 31, 2006, from $126.9 million at December 31, 2005. The decrease to stockholders' equity was primarily the result of an increases in accumulated other comprehensive loss and treasury stock of $4.6 million and $1.6 million, respectively, partially offset by an increase in retained earnings of $1.2 million. Average stockholders' equity to average assets was 6.79%, and book value per share was $9.32 at March 31, 2006 compared to 7.28% and $9.58 at December 31, 2005.

ESB Financial Corporation is the parent holding company of ESB Bank and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The Nasdaq Stock Market under the symbol "ESBF". We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.



Press Release
Page 3 of 3
April 18, 2006





                  ESB FINANCIAL CORPORATION AND SUBSIDIARIES
                  ------------------------------------------
                            Financial Highlights
               (Dollars in Thousands - Except Per Share Amounts)


OPERATIONS DATA:
----------------
                                                          Three Months
                                                         Ended March 31,
                                                       2006          2005
                                                       ----          ----

    Interest income                               $   22,455    $   17,722
    Interest expense                                  14,646        10,246
                                                      ------        ------
    Net interest income                                7,809         7,476
    Provision for (recovery of) loan losses              193           (16)
                                                      ------        ------
    Net interest income after
       provision for (recovery of) loan losses         7,616         7,492
    Noninterest income                                 1,378         1,310
    Noninterest expense                                5,717         5,344
                                                      ------        ------
    Income before provision
       for income taxes                                3,277         3,458
    Provision for income taxes                           482           597
                                                      ------        ------
    Net income                                    $    2,795    $    2,861
                                                      ======        ======
    Net income per share:
       Basic                                           $0.22         $0.24
       Diluted                                         $0.22         $0.24

    Annualized return on average assets                 0.60%         0.73%
    Annualized return on average equity                 8.88%         9.88%


FINANCIAL CONDITION DATA:
-------------------------
                                                           As of:
                                                   03/31/06      12/31/05
                                                   --------      --------

    Total assets                                  $1,869,633    $1,852,779
    Cash and cash equivalents                         17,607        28,215
    Total investment securities                    1,129,955     1,117,063
    Loans receivable, net                            552,383       540,277
    Customer deposits                                819,600       834,530
    Borrowed funds (includes subordinated debt)      906,720       869,242
    Stockholders' equity                             122,258       126,877
    Book value per share                               $9.32         $9.58

    Average equity to average assets                    6.79%         7.28%
    Allowance for loan losses to loans receivable       0.82%         0.86%
    Nonperforming assets to total assets                0.19%         0.27%